Filed Pursuant to Rule 424(b)(3)
Registration No. 333-295692

Prospectus Supplement
Dated September 1, 2026 (to Prospectus dated May 14, 2026)

1st Franklin Financial Corporation

This Prospectus Supplement is part of, and should be read in conjunction with, the Prospectus dated May 14, 2026.

This Prospectus Supplement consists of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 1, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 26, 2026

1st FRANKLIN FINANCIAL CORPORATION

(Exact name of Registrant, as specified in its charter)

Georgia	2-27985	58-0521233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Mailing address: 135 East Tugalo Street, P.O. Box 880, Toccoa, GA 30577
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (706) 886-7571

Former name or address, if changed since last report: n/a

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act: None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 – Entry into a Material Definitive Agreement

On August 26, 2026, 1st Franklin Financial Corporation (the “Company”) entered into a Second Amendment to Loan and Security Agreement (the “Second Amendment”), which amended the Loan and Security Agreement dated as of December 6, 2024 (as amended by the Second Amendment, the “Amended Loan Agreement”), by and among the Company, the guarantors party thereto, BMO Bank N.A., as agent (the “Agent”) for the lenders and a lender, and the other financial institutions from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Amended Loan Agreement.

The Amended Loan Agreement, among other things, increases the amount of borrowings available under the Company’s revolving credit facility to $430 million (the “Maximum Principal Amount”) and extends the maturity date to the earlier of (i) August 27, 2029 and (ii) the date that is 152 days prior to the scheduled maturity date of any Reinsurance Credit Facility. Subject to the terms and conditions of the Amended Loan Agreement, the Company shall have the right at any time to increase the Maximum Principal Amount in an amount acceptable to the Agent in its sole and absolute discretion (each such increase, an “Accordion Increase”); provided, however, that the aggregate amount of all Accordion Increases shall not exceed $270 million.

The Amended Loan Agreement also:

I.contains certain financial covenants as amended by the Second Amendment, including requiring that the Company maintain, as of the end of each calendar month: (i) a Funded Debt to Adjusted Tangible Net Worth Ratio of not more than 5.00 to 1.00; and (ii) a Collateral Performance Indicator less than 25%;

II.modifies a Restricted Payments basket to permit the Company to make certain payments, including redemptions, repurchases, dividends, distributions, payments of principal or interest on subordinated debt and the payment of management fees, in any case in an aggregate amount of up to 25% of the Company’s consolidated net income for the preceding fiscal year; and

III.modifies the Company’s Bulk Purchase limit negative covenant to provide that the Company may consummate any Bulk Purchase in an aggregate amount of up to $50 million without the prior written consent of the Agent.

The foregoing description of the Second Amendment is only a summary and is qualified in its entirety by reference to the full text of the Second Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1
Second Amendment to Loan and Security Agreement, dated as of August 26, 2026, by and among 1st Franklin Financial Corporation, the guarantors party thereto, BMO, N.A., as agent, and the other financial institutions party thereto.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Jenna C. Hood
Name:	Jenna C. Hood
Title:	Executive Vice President and Chief Financial Officer

Date: September 1, 2026